Exhibit 10.4

FORM OF TRUST AGREEMENT

TRUST AGREEMENT, dated as of [            ]1, (this “Agreement”) by and among Entergy Corporation, a Delaware corporation (“Grantor”), ITC Holdings Corp., a Michigan corporation (“ITC”), Mid South TransCo LLC, a Delaware limited liability company (“TransCo”), and The Goldman Sachs Trust Company of Delaware, as trustee (the “Trustee”).

WHEREAS, pursuant to the Merger Agreement, dated as of December 4, 2011, among Grantor, TransCo, ITC and Ibis Transaction Subsidiary LLC, a Delaware limited liability company (the “Merger Agreement”), and the Separation Agreement, dated as of December 4, 2011, by and among Grantor, TransCo, ITC, certain of Grantor’s regulated utility operating companies and Entergy Services, Inc., a Delaware corporation (the “Separation Agreement”), on the Distribution Date (as defined in the Separation Agreement), Grantor will distribute to Grantor’s shareholders (“Grantor Shareholders”) all of the TransCo Common Units (as defined in the Merger Agreement), except for the Trust Units (as defined below), on a pro rata basis;

WHEREAS, pursuant to Section 1.20 of the Merger Agreement, Grantor has elected to retain an amount of TransCo Common Units that would convert in the Merger (as defined below) to up to 4.9999% of the total number of shares of ITC Common Stock (as defined below) outstanding immediately following the consummation of the Merger (the “Trust Units”) that would otherwise have been distributed as part of Grantor’s disposition of 100% of the TransCo Common Units to Grantor Shareholders on or prior to the Effective Time (as defined below);

WHEREAS, on the Closing Date (as defined below) and prior to the Effective Time, the Trust Units shall be contributed by Grantor to the Trustee to be held by the Trustee in trust in accordance with the terms of this Agreement and Section 1.20 of the Merger Agreement;

WHEREAS, at the Effective Time, each of the Trust Units will be converted into the right to receive one fully paid and nonassessable share of ITC Common Stock (such shares of ITC Common Stock collectively, the “Trust Shares”);

WHEREAS, the Trustee may complete an Exchange Offer (as defined below) within six (6) months after the Distribution Date (as defined in the Separation Agreement) under which the Trustee may offer the Trust Shares to the then current Grantor Shareholders; and

WHEREAS, if all of the Trust Shares are not exchanged and distributed pursuant to the Exchange Offer, or upon the occurrence of certain specified events, the remaining Trust Shares will be distributed by the Trustee by means of a Trust Distribution (as defined below) pro rata to the then current Grantor Shareholders, subject to the terms and conditions set forth herein.

[1]	NTD: To be executed by the parties on or prior to the Distribution Date if Grantor makes an election to retain the shares under Section 1.20 of the Merger Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings:

“Accelerated Trust Distribution” has the meaning set forth in Section 4.3(l).

“Accelerated Trust Distribution Date” has the meaning set forth in Section 4.3(l).

“Accelerated Trust Distribution Record Date” has the meaning set forth in Section 4.3(l).

“Affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with such other person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, for purposes of this Agreement the Trustee and ITC shall not be treated as Affiliates of Grantor.

“Agreement” has the meaning set forth in the Preamble.

“Averaging Period” has the meaning set forth in Section 4.3(b).

“Beneficiaries” has the meaning set forth in Section 2.5.

“Business Day” means any day that is not a Saturday or Sunday or a day on which banks are required or permitted by law or executive order to be closed in the City of New York.

“Closing” has the meaning given to such term in the Merger Agreement.

“Closing Date” has the meaning given to such term in the Merger Agreement.

“De Minimis Dividend” has the meaning set forth in Section 2.9(c).

“Discount” has the meaning set forth in Section 4.3(b).

“Distribution Agent” means the distribution agent mutually acceptable to Grantor, ITC and Trustee (such acceptance not to be unreasonably withheld).

“Distribution Date” has the meaning set forth in the Separation Agreement.

“Distribution De Minimis Payment” has the meaning set forth in Section 4.6(c).

“Dividend Proceeds” has the meaning set forth in Section 2.9(b).

“Effective Time” has the meaning set forth in the Merger Agreement.

“Exchange Agent” means a bank or trust company reasonably mutually acceptable to Grantor, ITC and the Trustee (such acceptance not to be unreasonably withheld).

“Exchange Offer” means an offer, to be conducted in all material respects in accordance with applicable Law and this Agreement, to the Grantor Shareholders by the Trustee to exchange all or some of the Trust Shares for Grantor Shares.

“Exchange Offer Closing” has the meaning set forth in Section 4.3(a).

“Exchange Offer De Minimis Payment” has the meaning set forth in Section 4.3(j).

“Exchange Offer Distribution” has the meaning set forth in Section 4.3(k).

“Exchange Offer Distribution Date” has the meaning set forth in Section 4.3(k).

“Exchange Ratio” has the meaning set forth in Section 4.3(b).

“Expense Pre-Funded Amount” has the meaning set forth in Section 7.1.

“Grantor” has the meaning set forth in the Preamble.

“Grantor Shares” means shares of common stock of Grantor, par value $0.01 per share.

“Grantor Shareholders” has the meaning set forth in the Recitals and shall, for the avoidance of doubt, not include Grantor or any Grantor subsidiaries that may hold Grantor Shares.

“Information Statement” has the meaning set forth in Section 4.3(l)(i).

“Initial Notice” has the meaning set forth in Section 4.5(b)(i).

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

“Irrevocable Terms” has the meaning set forth in Section 4.3(a).

“ITC” has the meaning set forth in the Preamble.

“ITC Common Stock” has the meaning given to such term in the Merger Agreement.

“Law” means any statute, law (including common law), ordinance, regulation, rule, code or other legally enforceable requirement of, or order issued by, any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority, or stock exchange or other self-regulatory organization.

“Mandatory Distribution” has the meaning set forth in Section 4.4(a).

“Mandatory Distribution Date” has the meaning set forth in Section 4.4(c).

“Mandatory Record Date” has the meaning set forth in Section 4.4(c).

“Merger” has the meaning given to such term in the Merger Agreement.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Event” means the consummation and closing of (i) a merger of Grantor or ITC into an entity which does not result in Grantor or ITC, as the case may be, surviving such merger, or (ii) any transaction whereby Grantor or ITC cease to exist for United States federal income tax purposes.

“Merger Event Distribution” has the meaning set forth in Section 4.5(a).

“Merger Event Distribution Date” has the meaning set forth in Section 4.5(c).

“Merger Event Record Date” has the meaning set forth in Section 4.5(c).

“NYSE” means the New York Stock Exchange.

“Offer Conditions” has the meaning set forth in Section 4.3(a).

“Offer Documents” has the meaning set forth in Section 4.3(d).

“Proration Factor” has the meaning set forth in Section 4.3(c).

“Qualified Charity” means, at the time the property is contributed to it, an organization described in Section 170(c) of the Internal Revenue Code.

“Record Date” means a Mandatory Record Date or a Merger Event Record Date, as the case may be.

“Registration Rights Agreement” means a Registration Rights Agreement, dated as of the date hereof, by and among Grantor, the Trustee and ITC.

“SEC” means the United States Securities and Exchange Commission, or any successor institution.

“Separation Agreement” has the meaning set forth in the Recitals.

“Schedule TO” has the meaning set forth in Section 4.3(d).

“TransCo” has the meaning set forth in the Recitals.

“TransCo Common Units” has the meaning given to such term in the Merger Agreement.

“Transfer” means any direct or indirect, voluntary or involuntary assignment, transfer, pledge, set off, alienation, or disposition (including by operation of law). For purposes of this Agreement, Transfer shall include any correlative meanings.

“Trust” means a Delaware common law trust formed pursuant to this Agreement, the corpus of which initially shall consist of the Trust Units.

“Trust Distribution” means an Exchange Offer Distribution, an Accelerated Trust Distribution, a Mandatory Distribution or a Merger Event Distribution, as the case may be.

“Trust Distribution Date” means an Exchange Offer Distribution Date, an Accelerated Trust Distribution Date, a Mandatory Distribution Date or a Merger Event Distribution Date, as the case may be.

“Trust Effective Time” has the meaning set forth in Section 2.8.

“Trust Expiration Date” has the meaning set forth in Section 4.1(a).

“Trust Income” has the meaning set forth in Section 2.9(a).

“Trust Shares” has the meaning set forth in the Recitals.

“Trust Units” has the meaning set forth in the Recitals.

“Trustee” has the meaning set forth in the Preamble.

“Upper Limit” has the meaning set forth in Section 4.3(b).

“VWAP” has the meaning set forth in Section 4.3(b).

Section 1.2 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Any action to be taken by the Board of Directors of such party may be taken by a committee of the Board of Directors of such party if properly delegated by the Board of Directors of a party to such committee. Unless the context otherwise requires:

(a) the words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”;

(b) references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement; and

(c) the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

ARTICLE II

DECLARATION OF TRUST

Section 2.1 Creation of Trust. Upon the execution of this Agreement by the parties hereto, there is hereby created a common law trust under the laws of the State of Delaware that is referred to herein as the “Trust”, for the benefit of the Beneficiaries, which common law trust shall be irrevocable except as expressly provided in Article VI.

Section 2.2 Appointment of Trustee. Grantor hereby appoints The Goldman Sachs Trust Company of Delaware as trustee of the Trust, and the Trustee hereby accepts such appointment, in accordance with the terms and conditions set forth herein.

Section 2.3 Purpose of Trust . The sole purpose of the Trust is to (i) hold the Trust Units and, following the Effective Time, the Trust Shares; (ii) exchange or distribute the Trust Shares in connection with an Exchange Offer or Trust Distribution, as the case may be, subject to the terms and conditions set forth herein; (iii) hold the Expense Pre-Funded Amount, Trust Income and Dividend Proceeds; and (iv) protect and conserve the Trust property for the benefit of the Beneficiaries. The Trust shall hold no assets other than (x) the Trust Units and, following the Effective Time, the Trust Shares, (y) cash consisting of the Expense Pre-Funded Amount or from Trust Income and (z) Dividend Proceeds.

Section 2.4 Transfer to the Trust; Acceptance by Trustee. On the Closing Date and prior to the Effective Time, Grantor shall cause to be transferred to the Trustee, as trustee of the Trust, absolutely and unconditionally, all right, title and interest in and to the Trust Units. TransCo shall record, or shall cause to be recorded, such transfer in its equity transfer ledger. In connection with such transfer, Grantor shall deliver to the Trustee a certificate representing the Trust Units and evidencing the Trust’s ownership thereof. Prior to the Merger, the Trustee shall deliver such certificate to the exchange agent (as defined in the Merger Agreement,) and as contemplated by Section 1.10 of the Merger Agreement, such exchange agent will hold the certificate for the account of the Trust. As provided in the Merger Agreement, the Trust Units will convert to Trust Shares at the Effective Time and the Trust shall be the legal owner of the Trust Shares. The Trustee hereby declares that it will hold the Trust Units and, after the Effective Time, the Trust Shares, in trust hereunder for the exclusive use and benefit of the Beneficiaries and for the purposes, and subject to the terms and conditions, set forth herein.

Section 2.5 Beneficiaries. Grantor and the Grantor Shareholders shall be the beneficiaries of the Trust (the “Beneficiaries”); provided, however, that in no event shall any Trust Shares be Transferred to Grantor. Each Beneficiary’s rights and interest in the Trust shall be limited to the exclusive rights expressly set forth in this Agreement.

Section 2.6 Restrictions on Transfer by Grantor. Grantor shall not Transfer all or any portion of its beneficial interest in (including in the income or principal of) the Trust. Any such prohibited Transfer is void ab initio. For the avoidance of doubt, an Exchange Offer, Trust Distribution or any transfer or other disposition of Grantor Shares by any Grantor Shareholder will not be considered a Transfer by the Grantor for purposes of this Section 2.6.

Section 2.7 Grantor Shareholders’ Interest.

(a) Each Grantor Shareholder’s beneficial interest in the Trust is indivisible from such Grantor Shareholder’s pro rata ownership of Grantor Shares and cannot be Transferred without simultaneously Transferring to the same transferee the underlying Grantor Shares held by such Grantor Shareholder. Accordingly, the Trustee shall not, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, recognize any Transfer of all or any portion of the beneficial interest of any Grantor Shareholder in (including in the income or principal of) the Trust except in connection with the simultaneous Transfer to the same transferee of the underlying Grantor Shares held by such Grantor Shareholder, and any such prohibited Transfer is void ab initio. The beneficial interests in the Trust may be Transferred only in connection with the transfer of the underlying Grantor Shares held by such Grantor Shareholder, and in connection with any such underlying Transfer of Grantor Shares by a Grantor Shareholder, the corresponding beneficial interests in the Trust held by such Grantor Shareholder shall, automatically and without any action required of any person or entity, be Transferred to such transferee of Grantor Shares. Grantor Shares while held by Grantor or any of its subsidiaries shall have no beneficial interests in the Trust.

(b) Notwithstanding anything herein to the contrary, each Grantor Shareholder’s rights to receive Trust Shares in a Trust Distribution, if any, will be conclusively established by such Grantor Shareholder’s ownership of Grantor Shares as of the Record Date for such Trust Distribution as reflected in the books and records of Grantor; in no event shall any Grantor Shareholder have any right (i) to the Trust Shares except in connection with a Trust Distribution or by participating in an Exchange Offer or (ii) to enforce any term or provision of this Agreement against ITC. In the event, under the terms and subject to the conditions of this Agreement, a Trust Distribution was required to occur but such Trust Distribution failed to occur, the right to enforce any term or provision of this Agreement shall not arise until after the last date by which a Trust Distribution was required to occur; provided however, that the sole remedy in such case shall be to cause the Trustee to effectuate such Trust Distribution in accordance with the terms and conditions of this Agreement to the extent possible.

(c) Each Grantor Shareholder’s ability to receive Trust Shares in an Exchange Offer shall be according to the terms and conditions of such Exchange Offer.

Section 2.8 Effectiveness of the Agreement. This Agreement shall be effective upon the Distribution Date (the “Trust Effective Time”).

Section 2.9 Income.

(a) To the extent the Trust earns income, other than any Dividend Proceeds as described in Section 2.9(b) (“Trust Income”), the Trust shall be entitled to receive and shall hold such Trust Income in trust hereunder and to elect, in the Trustee’s sole discretion, to either (i) donate such Trust Income to a Qualified Charity selected by the Trustee in its sole discretion or (ii) hold such Trust Income for the benefit of Grantor and distribute such Trust Income to Grantor upon termination of the Trust. Regardless of whether or not Trust Income has been received by the Trust, the Trustee shall make and notify Grantor of the Trustee’s election within 30 days after the Trust Effective Time and such election shall apply to all Trust Income received by the Trust.

(b) To the extent ITC declares and pays any dividends on shares of ITC Common Stock while the Trust is the holder of record of the Trust Shares on the record date for any such dividend (together with any interest income incurred on such dividends (if any), “Dividend Proceeds”), the Trust shall be entitled to receive and shall hold such Dividend Proceeds in trust hereunder and to elect, in the Trustee’s sole discretion, to either (i) donate such Dividend Proceeds to a Qualified Charity selected by the Trustee in its sole discretion or (ii) hold such Dividend Proceeds for the benefit of the Grantor Shareholders and distribute such Dividend Proceeds in connection with any Exchange Offer or Trust Distribution as set forth in Section 2.9(c). Regardless of whether or not Dividend Proceeds have been received by the Trust, the Trustee shall make and notify Grantor of the Trustee’s election within 30 days after the Trust Effective Time and such election shall apply to all Dividend Proceeds received by the Trust.

(c) If the Trustee elects pursuant to Section 2.9(b)(ii) to hold Dividend Proceeds for the benefit of Grantor Shareholders, in the event of an Exchange Offer, at the Exchange Offer Closing each participating Grantor Shareholder shall receive from the Trust a portion of the aggregate Dividend Proceeds on a pro rata basis in an amount equal to the aggregate Dividend Proceeds multiplied by a fraction, the numerator of which is the number of Trust Shares such Grantor Shareholder will receive in such Exchange Offer and the denominator of which is the total number of Trust Shares held by the Trust (it being understood that if not all of the Trust Shares are exchanged in such Exchange Offer that the Trust shall retain, for distribution in any Trust Distribution, any remaining Dividend Proceeds); provided, however, that no Grantor Shareholder shall be entitled to receive any Dividend Proceeds if the aggregate amount of such Dividend Proceeds payable on all of the Grantor Shares held by such Grantor Shareholder is less than $0.01 (a “De Minimis Dividend”). In the event of any Trust Distribution, each participating Grantor Shareholder on the Record Date shall receive a portion of the remaining Dividend Proceeds on a pro rata basis based on the total number of Grantor Shares held by such Grantor Shareholder on the Record Date; provided, however, that no Grantor Shareholder shall be entitled to receive any Dividend Proceeds if the aggregate amount of such Dividend Proceeds payable on all of the Grantor Shares held by such Grantor Shareholder is less than a De Minimis Dividend. Upon completion of any Trust Distribution, the Trustee shall promptly donate the aggregate amount of De Minimis Dividends to a Qualified Charity selected by the Trustee in its sole discretion.

(d) While held by the Trust, Dividend Proceeds and Trust Income shall be maintained in separate accounts and shall not be commingled with the other.

(e) All income of the Trust shall be taxable to Grantor.

ARTICLE III

ADMINISTRATION OF THE TRUST

Section 3.1 Voting.

(a) The Trustee shall hold the Trust Units and, following the Effective Time, the Trust Shares received in connection with the Trust Units under the terms and conditions of this Agreement. The Trustee shall, and is hereby fully and exclusively empowered, authorized and obligated to, execute and deliver an irrevocable proxy in the form attached hereto as Exhibit A, granting the proxy or proxies named therein to cause the Trust Units or Trust Shares, as the case may be, to be present at each meeting of holders of Trust Units or shareholders of ITC, as the case may be, and voted or consented, for the term of this Agreement, in the same proportion as all voting securities of TransCo or ITC, as applicable, other than the Trust Units or the Trust Shares, as the case may be, are voted or consented in respect of any and all matters on which such Trust Units or Trust Shares, as the case may be, are entitled to vote under the limited liability company agreement of TransCo or the articles of incorporation of ITC, as the case may be, or applicable Law, including the election of directors, any merger or consolidation, the sale of all or substantially all of TransCo or ITC’s assets, as the case may be, a dissolution of TransCo or ITC, as the case may be, and any amendments to TransCo’s certificate of formation or limited liability company agreement or ITC’s articles of incorporation, as the case may be. TransCo or ITC, as the case may be, shall deliver written notice to the Trustee of any such matters on which the Trust Units or Trust Shares are entitled to vote. The Trustee shall not vote the Trust Units or Trust Shares or enter into any agreement in respect of voting the Trust Units or Trust Shares with any person other than through this Agreement and the proxy attached hereto as Exhibit A. The Trustee (i) shall have the right to waive notice of any meeting of TransCo Common Unit holders of TransCo or stockholders of ITC in respect of such Trust Units or Trust Shares, as the case may be, and (ii) may exercise any power or perform any act hereunder by an agent or attorney duly authorized and appointed by it.

(b) Except as expressly provided in Section 1.08 of the Merger Agreement, for so long as the Trust holds any Trust Units or Trust Shares, Grantor shall not, and shall cause its Affiliates to not, take any actions with the intent of directly or indirectly influencing the vote of the holders of TransCo Common Units or shares of ITC common stock on any matters on which such unit holders or stockholders, as applicable, are entitled to vote.

Section 3.2 Regulatory Filings. As directed in writing by Grantor or ITC, the Trustee shall make all required filings with any regulatory agencies, including any statements with the SEC containing the information required by Schedules 13D or 13G, as applicable, any filings with the SEC required by Section 16 of the Securities Exchange Act of 1934, as amended, and any filings with any other federal or state regulatory agency. In the event of any conflicting direction by Grantor or ITC pursuant to this Section 3.2, Grantor’s direction shall control. The Trustee shall provide a reasonable opportunity for Grantor and ITC to review and comment on any such filings prior to submission of such filings. Notwithstanding the foregoing, the Trustee shall not be required to make any filings or include information in such filings that it deems in its reasonable judgment to be inconsistent with or in violation of applicable Law.

Section 3.3 Access to Certain Documentation. Subject to Section 8.18, the Trustee shall provide to any federal, state or local or self-regulatory authority that may exercise authority over Grantor or ITC (or any of their Affiliates) access to the documentation regarding this Agreement, the Trust Units and Trust Shares required by applicable Law or requested by such authority. Such access shall be afforded only during normal business hours at the offices of the Trustee designated by it. The Trustee shall promptly provide notice to Grantor and ITC of any request that it receives for access to the documentation regarding the Trust Units and Trust Shares from any such authority.

ARTICLE IV

TRANSFER TO TRUST, EXCHANGE OFFERS AND DISTRIBUTIONS

Section 4.1 Transfer to Trust.

(a) Grantor shall contribute the Trust Units to the Trust on the Closing Date and prior to the Effective Time. Grantor represents that, in the event the record date for any regular or special meeting or written consent of the holders of TransCo Common Units were to fall in the period between the Distribution Date and the Effective Time, Grantor would vote or consent the Trust Units in the same proportion as all other TransCo Common Units are voted or consented.

(b) Subject to the terms and conditions of this Agreement, each of the Trustee and Grantor shall take all actions required of it under this Agreement necessary to effectuate a Mandatory Distribution if any Trust Shares remain in the Trust on the twentieth Business Day prior to the date that is six months following the Trust Effective Time (the “Trust Expiration Date”); provided, however, that if on such date an Exchange Offer is currently being conducted and is reasonably expected to be consummated prior to the Trust Expiration Date, nothing in the foregoing shall require Grantor or the Trustee to terminate such Exchange Offer; provided, further, that, notwithstanding the foregoing, if such Exchange Offer does not close due to the failure of the Offer Conditions to be satisfied on the anticipated Exchange Offer Closing Date (or if such Exchange Offer is terminated by Grantor pursuant to Section 4.3(e) within twenty (20) Business Days of the then in effect Trust Expiration Date), then the Exchange Offer shall be terminated and, in order to permit a Mandatory Distribution pursuant to Section 4.4, the then in effect Trust Expiration Date shall be extended twenty (20) Business Days from the date such Exchange Offer is terminated. If a Demand Suspension (as defined in the Registration Rights Agreement) occurs (or continues to occur) within 60 days of the Trust Expiration Date, the Trust Expiration Date shall be extended until 60 days after such Demand Suspension has been terminated.

Section 4.2 No Transfer. The Trustee shall be the legal owner of the Trust Units and, following the Effective Time, the Trust Shares and shall not have the authority to, and shall not, Transfer, or direct the Transfer of, any of the Trust Shares except pursuant to Section 4.3, Section 4.4, Section 4.5 or Section 4.6 or as otherwise provided hereunder. Any such prohibited Transfer shall be void ab initio, and ITC shall not record on its books any such prohibited Transfer. For the avoidance of doubt, in no event shall the Trustee Transfer any Trust Shares to Grantor or to any Affiliate of Grantor (except for any Affiliate of the Grantor who otherwise receives shares as a Grantor Shareholder in any Trust Distribution or as a participant in any Exchange Offer). All Trust Units and, following the Effective Time, Trust Shares, if certificated, shall bear the following legend prior to the date they are exchanged or distributed in connection with any Exchange Offer or Trust Distribution, as the case may be (or, if uncertificated, should bear similar notations in TransCo’s or ITC’s, as applicable, equity transfer ledgers):

The sale or other transfer of the [shares of stock][units] represented by this certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer set forth in the Trust Agreement (the “Trust Agreement”), dated [            ,        ], by and among Entergy Corporation, ITC Holdings Corp., [Mid South TransCo LLC] and [            ]. A copy of the Trust Agreement may be obtained from the Secretary of ITC Holdings Corp.

Section 4.3 Trust Exchange Offers.

(a) Upon written notice from Grantor, the Trustee shall use reasonable best efforts to promptly commence (within the meaning of Rule 14d-2 under the Exchange Act) an Exchange Offer in accordance with and subject to the conditions of this Agreement and the Registration Rights Agreement (including, without limitation, the satisfaction by ITC of its obligations under Section 4 of the Registration Rights Agreement that are to be satisfied at or prior to commencement of an Exchange Offer). In connection with any Exchange Offer, the obligations of the Trustee to accept for payment any Grantor Shares validly tendered and not properly withdrawn on or prior to the expiration of the Exchange Offer shall be subject to the conditions set forth in Annex I to this Agreement (the “Offer Conditions”). Except as provided in Section 4.3(f), the Offer Conditions may not be waived by the Trustee or Grantor. Subject to the Offer Conditions, the Trustee shall, in accordance with the irrevocable terms of the Exchange Offer set forth in Annex II to this Agreement (the “Irrevocable Terms”), consummate the Exchange Offer and accept for payment at the closing of any Exchange Offer (the “Exchange Offer Closing”) all Grantor Shares validly tendered and not withdrawn pursuant to the Exchange Offer and promptly deliver to each tendering Grantor Shareholder the number of Trust Shares such tendering Grantor Shareholder is entitled to pursuant to Section 4.3(c). The Exchange Offer shall initially be scheduled to expire at midnight, New York City time, on the 20th Business Day (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) following the commencement of the Exchange Offer; provided, however, that if on the scheduled expiration date of the Exchange Offer or any subsequent scheduled expiration date of the Exchange Offer (as extended in accordance with this Agreement) all conditions to the Exchange Offer shall not have been satisfied, the Trustee shall extend the Exchange Offer for one or more periods of time of up to 10 Business Days each as the Trustee may determine in order to permit the satisfaction of the Offer Conditions. In no event shall the Trustee extend the Exchange Offer past the Trust Expiration Date. Subject to the conditions of this Agreement, Grantor and the Trustee each shall take all necessary action to facilitate an Exchange Offer and, if not otherwise terminated as provided herein, to cause the Exchange Offer Closing to occur promptly (and, in no event later than three trading days following the expiration of the Exchange Offer period).

(b) Subject to Section 4.3(c) below, each tendering Grantor Shareholder shall be entitled at the Exchange Offer Closing to a number of Trust Shares equal to the product of (x) the number of Grantor Shares validly tendered by such Grantor Shareholder and not properly withdrawn and accepted in the Exchange Offer and (y), the lesser of, (A) a fraction, the numerator of which shall be the simple arithmetic average of the daily VWAP of Grantor Shares over the Averaging Period, and the denominator of which shall be the product of (1) the simple arithmetic average of the daily VWAP of ITC Common Stock over the Averaging Period and (2) the difference of one (1) minus the Discount (such fraction, the “Exchange Ratio”) or (B) the upper limit exchange ratio set forth in Annex II (the “Upper Limit”). In no event shall the Exchange Ratio exceed the Upper Limit. Throughout the Exchange Offer period, the Trustee shall calculate the Exchange Ratio at the close of trading each trading day. The Trustee shall provide a toll free number that Grantor Shareholders can use to obtain daily indicative Exchange Ratios calculated as of the close of the preceding trading day and, after determination of the final Exchange Ratio, the final Exchange Ratio. No later than 9:30 a.m. on the day after the Averaging Period, Grantor will publish the final Exchange Ratio (including an announcement whether the limit on the Exchange Ratio described above is in effect) in a press release and Grantor and the Trustee will include such information in an amendment to the Schedule TO. In addition to the foregoing, the Trustee will disclose in the applicable Offer Documents the dollar amount of Trust Shares to be exchanged for each $1.00 of Grantor Shares tendered and accepted in the Exchange Offer based on the Discount, subject to the Upper Limit. For purposes of this Agreement, (i) “Averaging Period” shall mean the three day period ending on and including the second trading day preceding the expiration date of the Exchange Offer (as it may be extended pursuant to this Agreement); (ii) “VWAP” shall mean the daily volume weighted average pricing of the applicable stock on the New York Stock Exchange beginning at 9:30 a.m., New York City time (or the then-official open of trading) and ending at 4:00 p.m., New York City time (or the then-official close of trading), in each case as calculated by the Trustee and (iii) “Discount” shall mean the percentage set forth on Annex II. All calculations of the Exchange Ratio shall be made to four (4) decimal places.

(c) If, upon the expiration of the Exchange Offer, Grantor Shareholders have validly tendered more Grantor Shares than the amount of Trust Shares held by the Trust that can be exchanged based on the Exchange Ratio (or, if applicable, the Upper Limit), the Trustee will accept for exchange the Grantor Shares validly tendered and not withdrawn by each tendering Grantor Shareholder on a pro rata basis (other than with respect to odd-lot tenders). The Trustee shall calculate a “Proration Factor,” which shall equal (i) the total number of Grantor Shares that the Trustee is able to accept (taking into account the Exchange Ratio (or, if applicable, the Upper Limit) and the total number of Trust Shares) divided by (ii) the total number of Grantor Shares validly tendered and not withdrawn (in all cases after adjustment for off-lot tenders that are not subject to proration). Any Grantor Shareholder of less than 100 Grantor Shares who validly tenders all of its Grantor Shares and elects not to be subject to proration shall have all of its Grantor Shares exchanged. Each other Grantor Shareholder shall have a number of Grantor Shares exchanged equal to the product of (x) the number of Grantor Shares validly tendered and not withdrawn and (y) the Proration Factor.

(d) On the date an Exchange Offer is commenced, Grantor and Trustee shall file with the SEC a Tender Offer Statement on Schedule TO (or, if based upon the advice of their respective counsel, the Exchange Offer is not subject to Rule 13e-4 or Regulation 14D of the Exchange Act, a disclosure document containing substantially the same information required in a Schedule TO) (such document, the “Schedule TO”) with respect to the Exchange Offer, which shall include the offer to exchange prospectus in the registration statement filed by ITC pursuant to the Registration Rights Agreement and form of the letter of transmittal and any other documents that Grantor and/or the Trustee reasonably determined are necessary or advisable in connection with the Exchange Offer (collectively, together with any amendments and supplements thereto, the “Offer Documents”). Subject to ITC’s compliance with its requirements under the Registration Rights Agreement, the Trustee and Grantor shall cause the Offer Documents to be disseminated to Grantor Shareholders as required by applicable U.S. federal securities laws. Each of Grantor and ITC (if applicable under the Registration Rights Agreement) and Trustee, to the extent explicitly provided in writing by Trustee for use in the Offer Documents, agree to promptly correct any information provided by it for use in the Offer Documents if it shall have become false or misleading in any material respect or as otherwise required by applicable Law. Each of the Trustee, Grantor and ITC (if applicable under the Registration Rights Agreement) agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and each of the Trustee and Grantor agree to disseminate such corrected Offer Documents to Grantor Shareholders to the extent required by applicable Law.

(e) Subject to Section 4.1(b), prior to the end of the Exchange Offer period, the Trustee shall have the right to terminate or delay any Exchange Offer if the Trustee believes such termination or delay is reasonably necessary to prevent any violation of applicable Law (including, without limitation, Rule 13e-4, Regulation 14D and Regulation 14E of the Exchange Act) in any material respect. Prior to the end of the Exchange Offer period, Grantor shall have the right to direct the Trustee in writing to terminate any Exchange Offer if Grantor reasonably believes that any Offer Condition is not reasonably likely to be satisfied within a reasonable time period.

(f) In response to any SEC comment letter or in connection with any other communications with the staff of the SEC, the Grantor shall have the right to direct the Trustee to modify, amend or supplement the procedures in this Section 4.3 to the extent reasonably necessary to comply or respond to such comments or communications, or take any other action in connection with the foregoing reasonably necessary to ensure that the Exchange Offer complies in all material respects with applicable Law (including, without limitation, Rule 13e-4, Regulation 14D and Regulation 14E of the Exchange Act); provided that nothing in this Section 4.3(f) shall be construed to permit the Trustee to modify, amend or waive any Irrevocable Term or any Offer Condition (except the Grantor shall have the right to direct the Trustee to modify, amend or remove an Offer Condition in response to any such letter or communications but only to the extent reasonably necessary to comply with or respond to such letter or communications to ensure that the Exchange Offer complies in all material respects with applicable law (including, without limitation, Rule 13e-4, Regulation 14D and Regulation 14E of the Exchange Act)).

(g) Subject to Section 4.1(b), in the event any Exchange Offer is delayed or terminated by the Trustee prior to the Exchange Offer Closing pursuant to Section 4.3(e), Grantor may cause the Trustee to commence or re-commence an Exchange Offer; provided that in the event of any such delay or termination, the Exchange Offer shall nevertheless be completed prior to the Trust Expiration Date.

(h) In connection with any Exchange Offer Closing, the Trustee shall deliver notice to ITC setting forth (i) the number of Trust Shares to be transferred in connection with such Exchange Offer and (ii) any instructions with respect to the transfer of such Trust Shares and the Trustee shall take all action necessary to facilitate the exchange of such Trust Shares with validly accepted Grantor Shares. ITC shall use commercially reasonable efforts to cause its stock transfer agent to deliver, or authorize the transfer of, any Trust Shares to the Exchange Agent in connection with any Exchange Offer Closing.

(i) All Grantor Shares tendered by Grantor Shareholders in any Exchange Offer shall be delivered to the Trustee by the Exchange Agent. Promptly thereafter, the Trust shall deliver to Grantor, without any right of offset, such Grantor Shares and such Grantor Shares shall be retired or used as treasury shares, as determined by Grantor. The Trustee, as trustee of the Trust, shall have no beneficial interest in any such Grantor Shares.

(j) Each tendering Grantor Shareholder who, after aggregating the number of Trust Shares (or fractions thereof) to which such Grantor Shareholder otherwise would be entitled to at the Exchange Offer Closing, would receive a fraction of a Trust Share in the Exchange Offer will receive cash in lieu of fractional shares from the Exchange Agent. Fractional Trust Shares will not be delivered in an Exchange Offer or credited to book-entry accounts. The Exchange Agent shall, as soon as practicable after an Exchange Offer, and in compliance with applicable federal securities laws, (i) aggregate all such fractional shares into whole shares and sell whole shares obtained thereby in open market transactions at then prevailing trading prices on behalf of all tendering Grantor Shareholders who would otherwise be entitled to fractional share interests, and (ii) distribute to each such Grantor Shareholder such Grantor Shareholder’s ratable share of the net proceeds of such sale, based upon the average gross selling price per Trust Share after making appropriate deductions for any amount required to be withheld for United States federal income tax purposes. Grantor shall bear the cost of brokerage fees and transfer taxes (if any) incurred in connection with these sales of fractional shares, which sales shall occur as soon after the Exchange Offer Closing as practicable and as determined by the Exchange Agent. None of Grantor, ITC, the Trustee or the Exchange Agent will guarantee any minimum sale price for the fractional Trust Shares. None of Grantor, ITC, the Trustee or the Exchange Agent will pay any interest on proceeds from the sale of fractional Trust Shares. The Exchange Agent shall have the sole discretion to select the broker-dealers through which to sell the aggregated fractional Trust Shares and to determine when, how and at what price to sell such shares. Neither the Exchange Agent nor the selected broker-dealer shall be Affiliates of Grantor or ITC. Notwithstanding the foregoing, in no event shall any Grantor Shareholder have any right to any cash in lieu of fractional Trust Shares if the aggregate amount of all such cash such Grantor Shareholder is entitled to is less than $0.01 (an “Exchange Offer De Minimis Payment”). Upon completion of any Exchange Offer, the Trustee shall promptly donate the aggregate amount of Exchange Offer De Minimis Payments to a Qualified Charity selected by the Trustee in its sole discretion.

(k) Upon the completion of the Exchange Offer Closing, any Trust Shares that are not subscribed for in the Exchange Offer must be distributed to Grantor Shareholders in a Trust Distribution (the “Exchange Offer Distribution”). Subject to applicable Law, the Exchange Offer Trust Distribution shall take place on the date of the Exchange Offer Closing, or as immediately practicable thereafter (such date, the “Exchange Offer Distribution Date”) pursuant to the provisions of Section 4.6. The Record Date for the Exchange Offer Trust Distribution shall be the date of the Exchange Offer Closing immediately following the time at which the validly tendered shares of Grantor Shares are accepted for payment in the Exchange Offer.

(l) If Grantor terminates any Exchange Offer pursuant to Section 4.3(e), the Trustee shall distribute any Trust Shares held in the Trust to Grantor Shareholders in a Trust Distribution (the “Accelerated Trust Distribution”). Subject to any applicable Law, the Accelerated Trust Distribution shall take place on a date prior to the Trust Expiration Date as determined by Grantor, (such date, the “Accelerated Trust Distribution Date”) pursuant to the provisions of Section 4.6, but subject to the provisions below. The Record Date for the Accelerated Trust Distribution shall be the date determined by Grantor; provided that the record date for the Accelerated Trust Distribution shall be the first Business Day that is ten (10) calendar days prior to the Accelerated Trust Distribution Date; and provided, further, that Grantor must provide at least ten (10) calendar days’ notice to the Trustee and ITC prior to such record date and that such record date must be (i) on a day the NYSE is open for trading and (ii) between twenty (20) Business Days and ten (10) calendar days prior to the Accelerated Trust Distribution Date. The Trustee’s obligation to facilitate such Accelerated Trust Distribution shall be subject to the delivery of an officer’s certificate from Grantor to the Trustee certifying that, prior to the Accelerated Trust Distribution Date of such Accelerated Trust Distribution, the following conditions have been satisfied:

(i) an information statement that materially complies with SEC Staff Legal Bulletin #4 4.B.3.b. (an “Information Statement”) shall have been delivered by Grantor to the Grantor Shareholders (or, if the distribution of Trust Shares in the Accelerated Trust Distribution is required to be registered under the Securities Act, a registration statement of ITC has been filed and declared effective with respect to the Trust Shares as provided for under Section 2(b) of the Registration Rights Agreement); and

(ii) if required by the NYSE, an NYSE Additional Listing Application shall have been approved by the NYSE.

Section 4.4 Mandatory Distribution.

(a) In the event the Trust will hold any Trust Shares at the Trust Expiration Date, irrespective of whether the Trustee has completed an Exchange Offer, the Trustee shall, in accordance with Section 4.6, take all necessary action to facilitate a distribution on or before the Mandatory Distribution Date of all of the Trust Shares held in the Trust to the Grantor Shareholders of record as of the close of business on the Mandatory Record Date (such distribution, a “Mandatory Distribution”).

(b) The Trustee’s obligation to facilitate such Mandatory Distribution shall be subject to the delivery of an officer’s certificate from Grantor to the Trustee certifying that, prior to the Mandatory Distribution Date of such Mandatory Distribution, the following conditions have been satisfied:

(i) an Information Statement shall have been delivered by Grantor to the Grantor Shareholders (or, if the distribution of Trust Shares in the Mandatory Distribution is required to be registered under the Securities Act, a registration statement of ITC has been filed and declared effective with respect to the Trust Shares as provided for under Section 2(b) of the Registration Rights Agreement); and

(ii) if required by the NYSE, an NYSE Additional Listing Application shall have been approved by the NYSE.

(c) The distribution date for the Mandatory Distribution shall be the Trust Expiration Date (the “Mandatory Distribution Date”) and the record date for the Mandatory Distribution shall be the first Business Day that is ten (10) calendar days prior to the Trust Expiration Date (the “Mandatory Record Date”); provided, however, that the Grantor has the sole discretion to fix an earlier record date and distribution date for the Mandatory Distribution; provided, further, however, that Grantor must provide at least ten (10) calendar days’ notice to the Trustee and ITC prior to such record date and that such record date must be (i) on a day the NYSE is open for trading and (ii) between twenty (20) Business Days and ten (10) calendar days prior to the Trust Expiration Date.

Section 4.5 Merger Event Distribution.

(a) In the event the Trust holds any Trust Shares on a date that is one day prior to either Grantor or ITC effecting a Merger Event, irrespective of whether Grantor has completed an Exchange Offer, the Trustee shall in accordance with Section 4.6 take all necessary action to facilitate a distribution on the Merger Event Distribution Date of all of the Trust Shares held by the Trust to the Grantor Shareholders of record on the Merger Event Record Date at the direction of Grantor (such direction not to be withheld) or the Distribution Agent (such distribution, a “Merger Event Distribution”).

(b) For so long as the Trust holds any Trust Shares (but for clarification, not after the Trust Expiration Date), neither Grantor nor ITC may effect a Merger Event unless the following conditions have been satisfied:

(i) if either Grantor or ITC agrees to effect a Merger Event, Grantor or ITC, as the case may be, shall have provided notice to the other parties hereto of: (A) entry into a definitive agreement to effectuate a Merger Event, such notice to be provided immediately upon execution thereof (an “Initial Notice”) and (B) the anticipated Merger Event Distribution Date, such notice to be provided (1) at least forty-five (45) calendar days after the delivery of the Initial Notice and (2) at least forty-five (45) calendar days prior to, and within fifty-five (55) calendar days of, such Merger Event Distribution Date;

(ii) an Information Statement shall have been delivered to the Grantor Shareholders (or, if the distribution of Trust Shares in the Merger Event Distribution is required to be registered under the Securities Act, a registration statement of ITC has been filed and declared effective with respect to the Trust Shares as provided for under Section 2(b) of the Registration Rights Agreement); and

(iii) if required by the NYSE, an NYSE Subsequent Listing Application shall have been approved by the NYSE.

(c) The distribution date for a Merger Event Distribution shall be no later than the date that is one (1) calendar day prior to the Merger Event (a “Merger Event Distribution Date”) and the record date for a Merger Event Distribution shall be no later than the first Business Day that is ten (10) calendar days prior to the Merger Event (a “Merger Event Record Date”).

Section 4.6 Distribution of Shares.

(a) As directed in writing by Grantor (such direction not to be withheld), on or prior to a Trust Distribution Date, the Trustee shall direct ITC’s stock transfer agent to deliver, or otherwise authorize the transfer of, all of the Trust Shares to be distributed by the Trust to the Distribution Agent, and the Trustee shall authorize the Distribution Agent to distribute, on or as soon as practicable following the Trust Distribution Date, such Trust Shares to the Grantor Shareholders of record on the Record Date.

(b) Each Grantor Shareholder of record on the Record Date will be entitled to receive in a Trust Distribution a number of Trust Shares, subject to Section 4.6(c), equal to the product of (i) the number of Trust Shares to be distributed by the Trust multiplied by (ii) a fraction, the numerator of which is the number of Grantor Shares held of record by such Grantor Shareholder on the Record Date and the denominator of which is the number of Grantor Shares outstanding on the Record Date.

(c) Each Grantor Shareholder of record who, after aggregating the number of Trust Shares (or fractions thereof) to which such Grantor Shareholder otherwise would be entitled on the Record Date, would be entitled to receive a fraction of a Trust Share in the Trust Distribution will receive cash in lieu of fractional shares from the Distribution Agent. Fractional Trust Shares will not be distributed in a Trust Distribution nor credited to book-entry accounts. The Distribution Agent shall, as soon as practicable after a Trust Distribution Date, (i) aggregate all such fractional shares into whole shares and sell whole shares obtained thereby in open market transactions at then prevailing trading prices on behalf of Grantor Shareholders who would otherwise be entitled to fractional share interests, and (ii) distribute to each such record Grantor Shareholder such Grantor Shareholder’s ratable share of the net proceeds of such sale, based upon the average gross selling price per Trust Share after making appropriate deductions for any amount required to be withheld for United States federal income tax purposes. Grantor shall bear the cost of brokerage fees and transfer taxes (if any) incurred in connection with these sales of fractional shares, which sales shall occur as soon after the Trust Distribution Date as practicable and as determined by the Distribution Agent. None of Grantor, ITC, the Trustee or the Distribution Agent will guarantee any minimum sale price for the fractional Trust Shares.

None of Grantor, ITC or the Trustee will pay any interest on proceeds from the sale of fractional Trust Shares. The Distribution Agent shall have the sole discretion to select the broker-dealers through which to sell the aggregated fractional Trust Shares and to determine when, how and at what price to sell such shares. Neither the Distribution Agent nor the selected broker-dealer shall be Affiliates of Grantor or ITC. Notwithstanding the foregoing, in no event shall any Grantor Shareholder have any right to any cash in lieu of fractional Trust Shares if the aggregate amount of all such cash such Grantor Shareholder is entitled to is less than $0.01 (the “Distribution De Minimis Payment”). Upon completion of any Trust Distribution, the Trustee shall promptly donate the aggregate amount of Distribution De Minimis Payments to a Qualified Charity selected by the Trustee in its sole discretion.

(d) Grantor, ITC and the Trustee, as the case may be, shall provide the Distribution Agent any information reasonably required in order to complete the Trust Distributions on the basis specified above.

(e) Notwithstanding anything to the contrary in this Agreement, the Trustee shall not be required to effectuate a Trust Distribution that is in violation of applicable Law.

Section 4.7 Trustee Cooperation. In the event of an Exchange Offer or Trust Distribution, the Trustee shall use commercially reasonable efforts to cooperate with Grantor or ITC, as the case may be, as requested thereby, in connection with the preparation of any registration statement (including the prospectus contained therein) or Information Statement or any amendments or supplements thereto related to the Trust Shares or the Trustee in its capacity as trustee of the Trust. For the avoidance of doubt, any expenses incurred by the Trustee in connection with this Section 4.7 shall be reimbursed in accordance with Section 7.1.

Section 4.8 Right to Specific Performance. Each of the parties understands and agrees that the agreements on each of their parts herein contained are uniquely related to the desire of the parties and their respective Affiliates to consummate the transactions contemplated by this Agreement and further agrees that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms and further agrees that, although monetary damages may be available for the breach of such covenants and agreements, monetary damages would be an inadequate remedy therefor. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties further agrees that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4.8 and each of the parties waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 4.9 Tax Reporting. The Trust is intended to be treated for federal income tax purposes as a “grantor trust” (as described in Sections 671-677 of the Internal Revenue Code) with respect to the Grantor. In accordance with Section 671 of the Internal Revenue Code, the Grantor shall include in computing its taxable income and credits all items of income, deductions, and credits against tax of the Trust. Unless applicable law requires otherwise, the parties to this Agreement hereby agree to treat the Trust and the Grantor in such a manner, including for purposes of any securities filings and tax returns. If a return is required to be filed with respect to the Trust and its assets, the Trustee shall be responsible for timely preparation and filing of Form 1041, “U.S. Income Tax Return for Estates and Trusts,” for each taxable year of the Trust and any required state or local tax returns, and the Trustee shall provide the Grantor the opportunity to review the Trust returns prior to filing. The Trustee shall not be responsible for the preparation or filing of any tax forms of any Grantor Shareholder in connection with a Trust Distribution or Exchange Offer.

ARTICLE V

COVENANTS AND RESTRICTIONS

Section 5.1 Tender or Exchange Offer. In no event shall the Trustee tender any of the Trust Shares into any tender offer or exchange offer for shares of ITC common stock (other than the Exchange Offer).

Section 5.2 Further Assurances by Grantor and ITC. In addition to and without limiting the actions specifically provided for elsewhere in this Agreement, each of Grantor and ITC shall reasonably cooperate with the Trustee and use (and will cause its Affiliates to use) commercially reasonable efforts, prior to, on and after the Closing, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement; provided, that, in no event shall ITC or Grantor or any of their respective Affiliates be required to take any action pursuant to this Section 5.2 that ITC or Grantor (as applicable) reasonably believes would have any adverse consequence to itself, its Affiliates or any of their respective equity holders.

ARTICLE VI

TERMINATION

Section 6.1 Termination.

(a) This Agreement shall terminate upon the time and date on which the Trust no longer holds any Trust Shares. Notwithstanding the foregoing, in the event the transactions contemplated in the Merger Agreement are abandoned or terminated or the Merger Agreement is terminated prior to the Closing, this Agreement shall terminate without further action by any of the parties hereto and any property held by the Trustee shall be promptly distributed as directed by Grantor.

(b) Prior to the Closing Date, Grantor shall have the right at any time to terminate this Agreement in its sole discretion by written notice to the other parties hereto and any property held by the Trustee shall be promptly distributed to Grantor.

Section 6.2 Survival. The provisions of Section 7.1, Section 7.3, Section 7.4, Section 8.15, Section 8.16 and Section 8.17 shall survive the termination of this Agreement and the earlier resignation or removal of the Trustee.

ARTICLE VII

CONCERNING THE TRUSTEE

Section 7.1 Compensation of Trustee. The Trustee shall be entitled to payment from the Trust for customary fees for all services rendered by it hereunder as set forth on Schedule II attached hereto. Prior to the Closing, Grantor shall contribute to the Trust the “Expense Pre-Funded Amount” set forth on Schedule II to cover any such fees and any loss, liability, damage, disbursements, advances or expenses reasonably paid or incurred by it in the administration of its duties hereunder, including, but not limited to, all reasonable counsel, advisors’ and agents’ fees and disbursements (including, without limitation, to any dealer manager, information agent, exchange agent, or distribution agent retained in accordance with this Agreement or the Registration Rights Agreement) and all taxes or other governmental charges. If, after the Trust Expiration Date, any Expense Pre-Funded Amount remains, the Trustee, in its sole discretion, will contribute such amount to Grantor or to a Qualified Charity selected by the Trustee in its sole discretion; provided that the Trustee shall provide a final accounting to Grantor for the Expense Pre-Funded Amount prior to distributing any remainder.

Section 7.2 Resignation of Trustee. The Trustee may resign and be discharged from its duties hereunder at any time by giving ninety (90) calendar days’ prior written notice of such resignation to Grantor (with a copy to ITC). Grantor with the written consent of ITC, not to be unreasonably withheld or delayed, may remove the Trustee at any time by giving ninety (90) calendar days’ prior written notice to the Trustee. A successor Trustee shall be appointed by Grantor with the written consent of ITC, not to be unreasonably withheld or delayed, who shall provide written notice of such to the resigning or removed Trustee, and the resigning or removed Trustee shall cause the Trust Shares to be transferred to the successor trustee, as trustee of the Trust. Such successor trustee shall become the “Trustee” hereunder upon the resignation or removal date specified in such notice. If Grantor and ITC are unable to agree upon a successor trustee within ninety (90) calendar days after such notice, the Trustee may apply to a court of competent jurisdiction for the appointment of a successor trustee or for other appropriate relief. Upon its resignation and delivery of the Trust Shares as set forth in this Section 7.2, the Trustee shall be discharged from any and all further obligations arising in connection with the Trust Shares or this Agreement, other than for any material breaches of this Agreement occurring prior to such resignation, removal or delivery for which the Trustee would not be entitled to indemnification pursuant to Section 7.3.

Section 7.3 Indemnification of Trustee. Except to the extent caused by the willful misconduct of any Trustee Indemnified Party (as defined below), Grantor shall indemnify, defend and hold harmless the Trustee and its officers, directors, employees, representatives and agents (each, a “Trustee Indemnified Party”), from and against and reimburse the Trustee for any and all claims, expenses, obligations, liabilities, losses, damages, injuries (to person, property, or natural resources), penalties, stamp or other similar taxes, actions, suits, judgments, reasonable documented costs and expenses (including reasonable documented attorney’s fees and expenses) of whatever kind or nature regardless of their merit, demanded, asserted or claimed against the Trustee directly or indirectly relating to, or arising from, claims against the Trustee by reason of its participation in the transactions contemplated hereby, including all reasonable documented costs required to be associated with claims for damages to persons or property, and reasonable documented attorneys’ and consultants’ fees and expenses and court costs. The provisions of this Section 7.3 shall survive the termination of this Agreement or the earlier resignation or removal of the Trustee. In no event shall the Trustee be entitled to be indemnified or reimbursed from the assets of the Trust or, except as provided in the Registration Rights Agreement, from ITC and its subsidiaries (including TransCo following the Effective Time).

Section 7.4 Trustee’s Duties, Responsibilities and Rights.

(a) The duties, responsibilities, obligations, rights and powers of the Trustee shall be limited to those expressly set herein, and no duties, responsibilities, obligations or rights or powers (including rights or powers that, absent this provision, would otherwise exist under Title 12 of the Delaware Code or other applicable law), shall be inferred or implied against or in favor of the Trustee. Except in the case of willful misconduct of the Trustee or any Trustee Indemnified Party, the Trustee shall not be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder.

(b) To the fullest extent permitted by Section 3303 of Title 12 of the Delaware Code, the Trustee shall not be liable to any person for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of willful misconduct on its part or any Trustee Indemnified Party.

(c) The Trustee may consult with legal counsel (internal or external) of its own choosing as to any matter relating to this Agreement, and the Trustee shall not incur any liability in acting in good faith in accordance with any advice from such counsel. Grantor shall reimburse the Trustee for reasonable documented expenses of such counsel; provided, however, that Grantor shall not be obligated to reimburse any fees or expenses in the event of any willful misconduct of the Trustee and, provided, further, that if Grantor does not reimburse the Trustee for such expenses, such expenses shall be payable from the Expense Pre-Funded Amount.

(d) The Trustee shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Trustee (including but not limited to any act or provision of any present or future Law or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster or any act of terrorism).

(e) Except in the case of willful misconduct of the Trustee, the Trustee shall be entitled to conclusively rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder, including any information provided by Grantor or ITC for inclusion in any regulatory filing or Offer Document, without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity or the service thereof. Except in the case of willful misconduct of the Trustee, the Trustee may act in conclusive reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give receipt or advice to make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

(f) For the purposes of this Agreement, the term “willful misconduct” shall have the meaning ascribed to that term in Section 3301 of Title 12 of the Delaware Code.

(g) In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Trustee hereunder, the Trustee may, in its sole discretion, refrain from taking any action other than to retain possession of the Trust Shares, unless the Trustee receives written instructions, signed by Grantor, which eliminate such ambiguity or uncertainty.

(h) The Trustee does not have any beneficial interest in the Trust Shares transferred hereunder but is serving as trustee only and has only legal title and possession thereof.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Entire Agreement. Except with respect to the Merger Agreement, the Separation Agreement, the Registration Rights Agreement, and the letter agreement between Grantor and ITC, dated the date hereof in the case of Grantor and ITC, this Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof and thereof and shall supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, with respect to such subject matter.

Section 8.2 Governing Law. The validity, construction and administration of the trust and this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any conflict or choice of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.3 Consent to Jurisdiction. The parties and each other person bound by this Agreement irrevocably and unconditionally agree that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by another party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept or does not have jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties and each other person bound by this Agreement hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties and each other person bound by this Agreement hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.3, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.4 Waiver of Jury Trial. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.5 Notices. All notices and other communications under this Agreement shall be in writing in English and shall be deemed given when delivered personally, on the next Business Day after delivery by a recognized overnight courier or when sent by facsimile, (which facsimile copy shall be followed, in the case of notices or other communications sent to the Trustee, by delivery of the original) when the sender receives a written fax confirmation thereof, at the following addresses (or to such other address as a party may have specified by notice given to the other parties pursuant to this provision):

If to Grantor, to:

Entergy Corporation

639 Loyola Avenue

New Orleans, LA 70113

Attn: Marcus Brown, Senior Vice President and General Counsel

Facsimile: (504) 576-2977

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, D.C. 20005

Attn: Pankaj K. Sinha, Esq.; Michael P. Rogan, Esq.

Facsimile: (202) 393-5760

If to ITC, to:

ITC Holdings Corp.

27175 Energy Way

Novi, MI 48377

Attn: Daniel J. Oginsky, Senior Vice President and General Counsel

Facsimile: (248) 946-3562

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Attn: Andrew W. Smith, Esq.

Facsimile: (212) 455-2502

If to TransCo, to:

Mid South TransCo LLC

c/o ITC Holdings Corp.

27175 Energy Way

Novi, MI 48377

Attn: Daniel J. Oginsky, Senior Vice President and General Counsel

Facsimile: (248) 946-3562

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Attn: Andrew W. Smith, Esq.

Facsimile: (212) 455-2502

If to the Trustee, to:

The Goldman Sachs Trust Company of Delaware

601 Delaware Avenue, 2nd Floor

Wilmington, DE 19801

Facsimile: (212) 493-9045

Attn: Kathleen Kinne

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004-2948

Attn: Glen T. Schleyer, Esq.

Facsimile: (212) 558-3588

Section 8.6 Headings. The headings of the Sections and Articles of this Agreement have been inserted for convenience and shall not modify, define, limit or expand the express provisions of this Agreement.

Section 8.7 Assignment; Successors and Assigns. Except as otherwise expressly provided herein, this Agreement and the rights and obligations hereunder of parties hereto may not be assigned except with the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of each party’s respective successors and permitted assigns. Except as otherwise expressly provided herein, no other person shall acquire or have any rights under or by virtue of this Agreement. This Agreement is intended to be for the sole benefit of the parties hereto, and (subject to the provisions of this Section 8.7) their respective successors and assigns, and none of the provisions of this Agreement are intended to be, nor shall they be construed to be, for the benefit of any third person.

Section 8.8 Amendments. This Agreement may not be amended, supplemented or otherwise modified without the prior written consent of the Grantor, the Trustee and ITC; provided, however, in no event shall Section 4.2 (relating to No Transfer), Section 4.4 (relating to Mandatory Distribution), Section 4.5 (relating to Merger Event Distribution), Section 4.6 (relating to Distribution of Shares), Section 4.8 (relating to Right to Specific Performance) and this Section 8.8 be amended. For the avoidance of doubt, the consent of the Grantor Shareholders (in their capacities as such or as Beneficiaries) shall not be required to amend, supplement or otherwise modify this Agreement.

Section 8.9 Waivers. The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy hereunder shall not preclude the subsequent exercise of such right or remedy.

Section 8.10 Representations and Warranties of Grantor. Grantor, ITC, TransCo and the Trustee each hereby represents and warrants that this Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation.

Section 8.11 Severability. The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

Section 8.12 Authorized Representatives. For purposes of sending and receiving instructions or directions hereunder, all such instructions or directions shall be, and the Trustee may conclusively rely upon such instructions or directions, delivered, and executed by representatives of Grantor designated on Schedule I attached hereto and made a part hereof which such designation shall include specimen signatures of such representatives, as such Schedule I may be updated from time to time.

Section 8.13 Patriot Act. Grantor, TransCo and ITC hereby acknowledge that in accordance with Section 326 of the USA Patriot Act the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with The Goldman Sachs Trust Company of Delaware. Grantor, TransCo and ITC each agrees that it will provide the Trustee with such information as it may reasonably request in order for the Trustee to satisfy the requirements of the USA Patriot Act.

Section 8.14 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties. Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.

Section 8.15 ITC Expenses. Except to the extent of losses in respect of which ITC is not entitled to indemnification pursuant to Section 8.16, Grantor shall reimburse ITC and its subsidiaries (including TransCo following the Effective Time) on demand for all documented fees or expenses reasonably paid or incurred by ITC and its subsidiaries (including TransCo following the Effective Time) by reason of their compliance with this Agreement or participation in or the performance of the transactions contemplated by this Agreement, including, but not limited to, all reasonable documented outside counsel, advisors’ and agents’ fees and disbursements and all transfer taxes or other governmental charges (and including any such expenses and fees incurred in connection with the negotiations of this Agreement). The obligations contained in this Section 8.15 shall survive the termination of this Agreement.

Section 8.16 Indemnification of ITC.

(a) Except (i) to the extent caused by ITC’s or its Affiliates’ (including TransCo following the Effective Time) gross negligence or willful misconduct, or (ii) to the extent caused by a breach of this Agreement, the Registration Rights Agreement, the Merger Agreement or the Separation Agreement by ITC or (following the Effective Time) TransCo, or (iii) except as expressly provided in the Registration Rights Agreement with respect to any matter for which ITC has an indemnification or contribution obligation, or (iv) to the extent limited by Section 8.16(b), Grantor shall indemnify, defend and hold harmless ITC and its subsidiaries (including TransCo following the Effective Time) and their officers, directors, employees, representatives and agents, from and against and reimburse ITC and its subsidiaries (including TransCo following the Effective Time) for any and all claims, expenses, obligations, liabilities, losses, damages, penalties, stamp or other similar transfer taxes, actions, suits, judgments, reasonable documented costs and expenses (including reasonable documented outside attorney’s and consultant’s fees and expenses and court costs), demanded, asserted or claimed by any person or entity (other than ITC and its Affiliates) against ITC or its subsidiaries (including TransCo following the Effective Time) directly or indirectly relating to, or arising from, claims against ITC or its subsidiaries (including TransCo following the Effective Time) by reason of their participation in an Exchange Offer or Mandatory Distribution and any transaction ancillary to an Exchange Offer or Mandatory Distribution pursuant to this Agreement, including with respect to Section 2.9. The provisions of this Section 8.16 shall survive the termination of this Agreement.

(b) Grantor shall not be liable to ITC or its Affiliates (including TransCo) for (i) any claims, expenses, obligations, liabilities, losses, damages, penalties, actions, suits, judgments, reasonable documented costs and expenses, demanded, asserted or claimed by any former, current, or future shareholder of ITC (excluding, with respect to ITC Common Stock in a Trust Distribution or an Exchange Offer, any Grantor Shareholder who becomes in a Trust Distribution or an Exchange Offer an ITC shareholder on account of such ITC Common Stock) arising out of, or in any way related to, this Agreement, including, without limitation, (A) any alleged or actual breach of fiduciary duty to ITC or its shareholders by any of directors, officers, owners, members, managers, partners, agents or employees of ITC or its Affiliates or (B) diminution of stock price or value, and in either case of (A) or (B), excluding any claims, expenses, obligations, liabilities, losses, damages, penalties, actions, suits, judgments, reasonable documented costs and expenses, demanded, asserted or claimed by any former, current, or future shareholder of ITC or Grantor arising out of, or in any way related to the Trustee’s election to donate Dividend Proceeds to a Qualified Charity pursuant to Section 2.9(a)(ii); and (ii) any punitive damages.

(c) Nothing in this Section 8.16 shall be construed or interpreted to otherwise modify the allocation of liabilities and the indemnification obligations in the Separation Agreement.

Section 8.17 ITC Provisions. Notwithstanding any other provision of this Agreement or applicable provision of Law or in equity, to the fullest extent permitted by applicable Law, ITC and its subsidiaries (including TransCo following the Effective Time) shall have no duties or obligations to Grantor, TransCo, the Trustee, the Grantor Shareholders, any beneficiary of the Trust or any other person bound by this Agreement, other than the obligations expressly set forth in this Agreement, and no implied duties or obligations shall be read into this Agreement against ITC or its subsidiaries (including TransCo following the Effective Time). Notwithstanding any other provision of this Agreement or applicable provision of Law or in equity, ITC and its subsidiaries (including TransCo following the Effective Time) shall not be deemed to be acting in any fiduciary capacity hereunder and shall not be liable to the Trust, Grantor, TransCo, the Trustee, the Grantor Shareholders, any beneficiary of the Trust, or any other person bound by this Agreement for any act or omission of ITC or its subsidiaries (including TransCo following the Effective Time), or for breach of this Agreement or breach of any duty; provided, that such act or omission was not attributable in whole or in part to (i) any gross negligence, willful misconduct or bad faith of ITC, its Affiliates or any of their respective officers, directors, members, managers, employees or agents, or (ii) any breach by ITC or TransCo under this Agreement, the Registration Rights Agreement or the Separation Agreement.

Section 8.18 Confidentiality. The parties hereto acknowledge that Annex II (Irrevocable Terms) contains sensitive, competitive information, the disclosure of which would cause competitive harm to Grantor and ITC. As such, ITC and the Trustee agree that ITC and the Trustee, and their respective Affiliates, shall keep Annex II and the information contained therein confidential and, subject to the following obligations in this Section 8.18, shall not disclose Annex II or the information contained therein to any other person, except as required by law, rule, regulation, stock exchange rule or disclosure requirement of the SEC; provided, that for the purposes of this Section 8.18, any such SEC disclosure requirement shall include (i) an indication by the SEC to ITC or the Trustee that the SEC will not declare the registration statement relating to the Exchange Offer effective without disclosure of Annex II or the information contained therein, or (ii) the reasonable belief by ITC or the Trustee, upon the advice of counsel, that the SEC will not declare the registration statement relating to the Exchange Offer effective without disclosure of Annex II or the information contained therein. In the event that ITC or the Trustee, or any of their respective Affiliates, are legally compelled, pursuant to a subpoena, civil investigative demand, regulatory demand or similar process or pursuant to applicable law to disclose Annex II or the information contained therein, each of ITC and the Trustee agree that it shall use commercially reasonable efforts to provide Grantor with prompt notice of such request or requirement together with the text of the proposed disclosure as far in advance of its disclosure as is reasonably practicable, and will in good faith consult with and consider the suggestions of Grantor concerning the nature and scope of the information ITC or the Trustee proposes to disclose. Grantor may seek an appropriate protective order (including making a confidential treatment request to the SEC pursuant to Rule 406 under the Securities Act of 1933) or other remedy, may consult with ITC or the Trustee with respect to Grantor’s taking steps to resist or narrow the scope of such request or legal process, or may waive compliance, in whole or in part, with the terms of this Section 8.18. ITC and the Trustee agree to reasonably cooperate with and not unreasonably to oppose any action by Grantor to obtain a protective order or other appropriate remedy. In the event that no such protective order or other remedy is obtained, or that Grantor waives compliance with the terms of this Section 8.18, ITC or the Trustee may disclose only that part of Annex II as it is advised by counsel is legally required. In any such event, each of ITC and the Trustee shall use its commercially reasonable efforts to ensure that Annex II, or any information contained therein that is so disclosed, will be accorded confidential treatment. Nothing in this Section 8.18 shall prohibit the disclosure of the Discount or the Upper Limit in any Offer Document pursuant to an Exchange Offer. In accordance with Section 3303(a) of Title 12 of the Delaware Code, the Trustee shall not furnish any notice or account statement to any Grantor Shareholder, or provide any Grantor Shareholder notice of the existence of the Trust or any information regarding the Trust or its terms or assets unless required under applicable Law.

Section 8.19 Application of Article VI of the Separation Agreement to this Agreement. This Agreement, together with any amendments, modifications, or supplements to this Agreement, shall be deemed an Ancillary Agreement under the Separation Agreement; provided, however, for purposes of applying Article VI (Tax Matters) of the Separation Agreement, the payment of a dividend by ITC or the occurrence of a Merger Event as contemplated by Section 2.9 and Section 4.5 of this Agreement, respectively, shall not be treated as “provided for” in an Ancillary Agreement.

Section 8.20 Communications. Grantor and ITC agree that neither party will initiate any direct or indirect communications, meetings, nor other contacts, formal or informal, oral or written, regarding the terms of this Agreement, and the transactions contemplated thereby, with the Trustee after the Effective Time except: (a) in connection with the preparation, filing, delivery, dissemination or similar action of any Offer Document (including any document, writing, information or similar communication contained in any Offer Document); (b) in connection with any Trust Distribution; (c) where the failure to initiate any communications, meetings, or other contacts could reasonably result in a violation of applicable Law by such party or its Affiliates or each of their respective representatives and/or the Trustee; (d) if either ITC or Grantor reasonably believes that any provision of this Agreement has been or will be breached or not complied with, (e) as otherwise contemplated or implied by or provided for in this Agreement or the Registration Rights Agreement or (f) otherwise as may be reasonably necessary to effect any express provision or the intent of this Agreement; provided that in each case in which communication is permissible, Grantor and ITC (as applicable) shall notify each other in advance of such communication, shall provide copies of any such written communication to each other and shall allow each other to participate in any meetings or other oral communications with the Trustee. Without limiting or modifying the foregoing, if, for any reason, the Trustee initiates communications with either the Grantor or ITC regarding the terms of this Agreement, both parties agree that the party receiving the communications will notify the other party of all the details of the communications, including providing copies of any written communications, and work collaboratively to prepare any response to the Trustee, as necessary. The provisions of this Section 8.20 shall not be enforceable by (x) any party that is in material breach of this Agreement or the Registration Rights Agreement or (y) the Trustee.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ENTERGY CORPORATION

By
Name:
Title:

ITC HOLDINGS CORP.

By
Name:
Title:

MID SOUTH TRANSCO LLC

By
Name:
Title:

THE GOLDMAN SACHS TRUST COMPANY OF DELAWARE, as Trustee

By
Name:
Title:

Annex I

Offer Conditions

Notwithstanding any other provision of this Agreement, the Trustee shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any tendered Grantor Shares if any of the following events shall exist on the date of the expiration of the Exchange Offer or immediately prior to the Exchange Offer Closing:

(a)	there shall be any Law enacted, entered, enforced, promulgated or deemed applicable to the Exchange Offer that prohibits or makes illegal consummation of the Exchange Offer;

(b)	there shall be instituted any action, litigation, suit, claim or proceeding that would be reasonably likely to enjoin, prohibit, restrain, make illegal, make materially more costly or materially delay completion of the Exchange Offer;

(c)	ITC or Grantor shall have materially breached or failed, in any material respect, to perform or comply with any material agreement or covenant to be performed or complied with by it under this Agreement and the Registration Rights Agreement that would materially impair the ability to effect and conclude the Exchange Offer at or prior to the date of determination, and such breach or failure to perform or comply shall not have been cured;

(d)	ITC shall not have filed, if required by the NYSE, an NYSE Supplemental Listing Application and such NYSE Supplemental Listing Application shall not have been approved by the NYSE;

(e)	the registration statement filed by ITC with respect to the Exchange Offer shall not have been declared effective by the SEC by 5:00 p.m. on the expiration date of the Exchange Offer;

(f)	any stop order suspending the effectiveness of the registration statement filed by ITC has been issued by the SEC and not withdrawn, or any proceeding for that purpose has been initiated by the SEC and not concluded or withdrawn, and any review, if applicable, of such registration statement by the SEC shall not have been completed or the Trustee and Grantor shall not have been informed that such registration statement will not be reviewed by the SEC;

(g)	the Trustee shall have been informed by Grantor or ITC that Grantor, ITC, Trustee or any of their respective Affiliates are in possession of material, non-public information relating to the Exchange Offer that has not been disclosed in the Offer Documents or the registration statement relating to the Exchange Offer, as the case may be;

(h)	there shall be any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

(i)	there shall be any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least 20% in the closing level of either the Dow Jones Industrial Average or the Standard & Poor’s 500 Index from the closing level established on the date the Exchange Offer is commenced;

(j)	there shall be a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

(k)	there shall be a commencement of a war (whether declared or undeclared), armed hostilities or other national or international calamity, including an act of terrorism, directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of the Exchange Offer; and

(l)	if any of the situations described in (h), (i), (j) or (k) above shall exist, as of the date of the commencement of the Exchange Offer, and the situation deteriorates materially.

The foregoing conditions shall be in addition to, and not in limitation of, the rights of the Trustee or Grantor, as applicable, to extend, terminate and/or modify the Exchange Offer pursuant to the terms of this Agreement and the Registration Rights Agreement.

2

Annex II

Irrevocable Terms

Schedule I

Authorized Representatives

Name	Title	Specimen Signature

Schedule II

Fee Schedule; Expense Pre-Funded Amount

Exhibit A

IRREVOCABLE PROXY2

The undersigned, acting solely in its capacity as trustee of the Trust (as defined in the Trust Agreement referred to below), which holds shares of common stock of ITC Holdings Corp., a Michigan corporation (“ITC”), as of the date hereof, hereby irrevocably appoints the Secretary of ITC, any other designee of ITC’s Board of Directors, or any other person duly authorized by ITC to serve as proxy, as the sole and exclusive attorney-in-fact and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so), for the term of the Trust Agreement, with respect to all of the shares of common stock of ITC that now are or hereafter may be owned of record by the Trust, and any and all other shares or securities of ITC issued or issuable, or exchanged or exchangeable, in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of the Trust Agreement, dated as of [                    ] (as the same may be amended from time to time, the “Trust Agreement”), among Entergy Corporation, a Delaware corporation, ITC and [—], as trustee. This proxy is irrevocable and is coupled with an interest.

The attorneys-in-fact and proxies named above, and each of them, are hereby authorized and empowered by the undersigned to act as the undersigned’s attorney-in-fact and irrevocable proxy, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents), subject to and in accordance with the terms of the Trust Agreement.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

[—], as trustee of the Trust

Dated: [ ], 201[ ]	By:	/s/ [ ]
	Name:	[ ]
	Title:	[ ]

[2]	NTD: To be appropriately conformed, as necessary, for TransCo and TransCo Common Units.